Jerry C. Craig
20191 Cape Cottage Lane
Huntington Beach, CA
949-981-2357 jerrycraig14@Gmail.com

March 27, 2017

LETTER OF INTENT

Per our earlier conversations, I am interested in working with Major League Football on the following terms:

1. I propose to bring in additional capital; I expect to bring funding of approximately $5 Million in the near term, after complete audit of corporate paperwork. An interim-loan can be agreed upon so that important dates for the league can be met and league can move forward as discussed.

2. I propose to launch an audit of the company and address some of the past activities of the company aimed at restoring shareholder confidence in the company.

3. I have already put plans in motion to bring new resources to the company aimed at raising the company's share value, taking MLFB to the Nasdaq exchange and other important initiatives.

4. I have control of an existing investment fund and propose to use it to generate additional revenue for MLFB with investments startup companies some of which will be synergistic with the new league. The fund will target a $400 Million AUM.

5. Hold a shareholder's meeting and vote in a new Board of Directors. Per our conversation, we are in agreement that the new Board of Directors should generally be as follows:

    a. Jerry Craig
    b. Wes Chandler
    c. Rick Smith
    d. Frank Murtha
    e. Ron Chew
    f. Doug Allen
    g. David Syme

6. Remove the following individuals from all positions and company (including Board of Directors and Officers):
    a. Mike Queen

7. Board of Directors to vote in new CEO :
    a. Jerry C. Craig

8. Shares will be reallocated so that Jerry Craig, David Syme, Doug Allen and Ron Chew constitute 75% of the voting shares, such that this group controls 4 out of 7 or more board seats.

Regards,